The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor are they soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163206
SUBJECT TO COMPLETION, DATED JUNE 20, 2011

Preliminary Prospectus Supplement
(To Prospectus dated November 30, 2009)

$75,000,000

Common Stock

Hanmi Financial Corporation (“HAFC”) is offering to sell $75,000,000 of its common stock, par value $0.001 per share (the “Common Stock”). The Common Stock is listed on the Nasdaq Global Select Market under the symbol “HAFC.” The last reported sale price of our Common Stock on the NASDAQ on June 16, 2011 was $1.02 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, along with the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The Common Stock is not a deposit or savings account. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Per Share of
	Common Stock	Total

Public offering price	$		$(1)
Underwriting discounts and commissions(2)	$	$
Proceeds, before expenses, to us	$	$

(1)	The underwriter has been granted an option to purchase up to a total of additional shares of Common Stock from us at the public offering price minus the underwriting discount within 30 days of the date of the underwriting agreement in order to cover over-allotments, if any.

(2)	See “Underwriting” for a description of compensation payable to the underwriter.

The Common Stock will be ready for delivery to purchasers through the book-entry facilities of The Depository Trust Company, on or about          , 2011.

FBR Capital Markets

          , 2011

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free-writing prospectus we have filed or may file with the Securities and Exchange Commission, or the “SEC,” as modified or superseded pursuant to Rule 412 promulgated under the Securities Act of 1933, as amended, or the “Securities Act.” Neither we nor any underwriter or agent have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any relevant free-writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, that the information contained herein is correct as of any time subsequent to the date hereof or that any information incorporated or deemed incorporated by reference herein is correct as of any time other than the respective dates thereof. If the information set forth in this prospectus supplement or any relevant free-writing prospectus differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement or the relevant free-writing prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of our Common Stock. The second part is the accompanying prospectus, which provides general information about us and our securities, some of which may not apply to the Common Stock that we are currently offering.

Both this prospectus supplement and the accompanying prospectus include important information about us, our Common Stock and other information you should know before investing in our Common Stock. This prospectus supplement also adds to, updates and changes information in the accompanying prospectus. To the extent that any statement we make in the prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement in accordance with Rule 412 under the Securities Act. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the caption “Where You Can Find More Information” in the accompanying prospectus before investing in our Common Stock.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms “HAFC,” “Hanmi Financial,” “Company,” “we,” “us” and “our” refer to Hanmi Financial Corporation and its consolidated subsidiaries, and the “Bank” refers to Hanmi Bank, our main banking subsidiary.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate documents by reference in this prospectus supplement. This means that if we list or refer to a document that we have filed with the SEC in this prospectus supplement, that document is considered to be a part of this prospectus supplement and should be read with the same care. Documents that we file with the SEC in the future that are incorporated by reference will automatically update and supersede information incorporated by reference in this prospectus supplement and the accompanying prospectus. The documents listed below are incorporated by reference into this prospectus supplement (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”):

•	our Annual Report on Form 10-K for the year ended December 31, 2010, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	our Current Report on Form 8-K filed with the SEC on June 15, 2011;

•	the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on April 21, 2000, including any amendments or reports filed with the SEC for the purpose of updating such description; and

•	any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of the Common Stock (which filed documents do not include any portion thereof containing information furnished rather than filed, including information furnished under either Item 2.02 or 7.01 of any Current Report on Form 8-K or any related exhibit).

You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC’s Internet web site at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibit to those documents, unless the exhibit is specifically incorporated by reference into the information that this document incorporates. You may obtain documents incorporated by reference in this prospectus supplement by writing or telephoning us at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: David Yang, Investor Relations Officer, telephone: (213) 382-2200. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated in them by reference, contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “continue,” “could,” “would,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “plan,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties include, but are not limited to, adverse developments or conditions related to or arising from:

•	failure to raise enough capital to support our operations or meet our regulatory requirements;

•	failure to maintain adequate levels of capital to support our operations;

•	a significant number of customers failing to perform under their loans and other terms of credit agreements;

•	our compliance with and the effect of regulatory orders we have entered into and potential future supervisory or governmental actions against us or Hanmi Bank;

•	fluctuations in interest rates and a decline in the level of our interest rate spread;

•	failure to attract or retain deposits and restrictions on taking brokered deposits;

•	sources of liquidity available to us and to Hanmi Bank becoming limited or our potential inability to access sufficient sources of liquidity when needed or the requirement that we obtain government waivers to do so;

•	adverse changes in domestic or global financial markets, economic conditions or business conditions;

•	regulatory restrictions on Hanmi Bank’s ability to pay dividends to us and on our ability to make payments on our obligations;

•	our ability to continue as going concern;

•	closure of Hanmi Bank and appointment of the Federal Deposit Insurance Corporation, or “FDIC,” as receiver;

•	significant reliance on loans secured by real estate and the associated vulnerability to downturns in the local real estate market, natural disasters and other variables impacting the value of real estate;

•	failure to attract or retain our key employees;

•	adequacy of our allowance for loan losses;

•	credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses;

•	volatility and disruption in financial, credit and securities markets, and the price of our Common Stock;

•	deterioration in financial markets that may result in impairment charges relating to our securities portfolio;

•	competition in our primary market areas;

•	demographic changes in our primary market areas;

•	global hostilities, acts of war or terrorism, including but not limited to, conflict between North and South Korea;

S-iii

•	the effects of climate change and attendant regulation on our customers and borrowers;

•	the effects of litigation against us;

•	significant government regulations, legislation and potential changes thereto; and

•	other risks described herein and in the other reports and statements we file with the SEC.

These factors, the risk factors discussed herein, and the risk factors referred to in our Annual Report on Form 10-K for the year ended December 31, 2010 and other factors described in our periodic reports filed with the SEC could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and neither we nor the underwriter undertakes any obligation to update or revise any forward-looking statement or statements to reflect new information, events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

S-iv

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus and the information incorporated by reference herein. Because this is a summary, it may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before making a decision about whether to invest in the Common Stock. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If any statement in this prospectus supplement conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the documents incorporated by reference herein to determine whether an investment in the Common Stock is appropriate for you.

Hanmi Financial Corporation

Hanmi Financial Corporation is a diversified financial holding company offering a broad array of financial services primarily through our main banking subsidiary, Hanmi Bank, a California state-chartered commercial bank. Hanmi Bank is a community bank conducting general business banking, with its primary market encompassing the Korean-American community as well as other communities in the multi-ethnic populations of Los Angeles County, Orange County, San Bernardino County, San Diego County, the San Francisco Bay area, and the Silicon Valley area in Santa Clara County. Hanmi Bank’s full-service offices are located in business areas where many of the businesses are run by immigrants and other minority groups. Hanmi Bank’s client base reflects the multi-ethnic composition of these communities. At March 31, 2011, the Bank maintained a network of 27 full-service branches in California and one loan production office in Washington.

Hanmi Bank’s deposit accounts are insured under the Federal Deposit Insurance Act up to applicable limits thereunder, and Hanmi Bank is a member of the Federal Reserve System.

Our other subsidiaries are Chun-Ha Insurance Services, Inc. and All World Insurance Services, Inc., which we acquired in January 2007. Founded in 1989, Chun-Ha and All World are insurance agencies that offer a complete line of insurance products, including life, commercial, automobile, health, and property and casualty.

Our corporate headquarters and principal office are located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, and our telephone number is (213) 382-2200. Our Internet website address is www.hanmi.com. Except for documents specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, the information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus.

Supervision and Regulation

As a bank and financial holding company, we are supervised and regulated by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board.” In addition, the Bank is supervised and regulated by various federal and state banking regulatory authorities, including the California Department of Financial Institutions, the Federal Reserve Board and the FDIC. The Bank is a member of Federal Home Loan Bank of San Francisco, a congressionally chartered Federal Home Loan Bank. On November 2, 2009, the Board of Directors of the Bank consented to the issuance of a Final Order from the California Department of Financial Institutions (the “Final Order”). On the same date, Hanmi Financial and the Bank entered into a Written Agreement with the Federal Reserve Board (the “Written Agreement,” and together with the Final Order, the “Regulatory Orders”). The Final Order and the Written Agreement contain substantially similar provisions, which require us and the Bank to undertake certain corrective actions and impose certain restrictions on our operations. For a discussion of the material elements of the extensive regulatory framework applicable to financial holding companies and banks, as well as the Regulatory Orders and other information specific to Hanmi Financial and Hanmi Bank, please refer to the sections “Regulatory Enforcement Action” and “Supervision and Regulation” under the caption “Item 1. Business” in our Annual Report on Form 10-K for the year ended December 31, 2010, and any subsequent reports incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders.

Recent Developments

First Quarter Results

On April 21, 2011, we announced our financial results for the quarter ended March 31, 2011.

We reported net income to common stockholders of $10.4 million, or $0.07 per diluted share, for the first quarter of 2011, compared to net income of $5.3 million, or $0.04 per diluted share, and net loss of $49.5 million, or $(0.97) per share, for the fourth quarter ended December 31, 2010 and the first quarter ended March 31, 2010, respectively. The increase in net income for the first quarter of 2011 was primarily driven by the lack of any provision for credit losses for the first quarter of 2011, reflecting the continuous improvement in our credit quality metrics. We recorded $5.0 million and $58.0 million in provision for credit losses for the fourth quarter ended December 31, 2010 and the first quarter ended March 31, 2010, respectively.

We have made continuous efforts to improve our asset quality through proactive loan monitoring, accelerated problem loan resolutions, and sales of non-performing assets. In accordance with our liquidity preservation strategy, funds raised from the secondary stock offerings and sales of loans were placed into highly liquid assets. As a result, we maintained a strong liquidity position with $709.6 million in cash and cash equivalents and investment securities held for sale as of March 31, 2011.

Specific significant items impacting our performance during the quarter ended March 31, 2011 are described below. These significant items are subject to the risks and uncertainties relating to our business described under “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2010:

•	The Bank’s total risk-based capital ratio improved to 13.00% as of March 31, 2011 compared to 12.22% as of December 31, 2010. The Bank’s tangible common equity to tangible assets also improved to 9.10% as of March 31, 2011 compared to 8.59% as of December 31, 2010.

•	Non-performing loans decreased to $151.7 million, or 6.98% of total gross loans, as of March 31, 2011 compared to $169.0 million, or 7.45% as of December 31, 2010. Non-performing assets decreased to $154.4 million, or 5.36% of total assets, as of March 31, 2011 compared to $173.1 million, or 5.95% of total assets, as of December 31, 2010.

•	The average loan yield improved by 23 basis points to 5.61% in the first quarter of 2011 compared to 5.38% for the same period of 2010, reflecting the improvement in credit quality.

•	The cost of funds decreased primarily through downward re-pricing of matured time deposits. The average funding cost decreased by 32 basis points to 1.17% in the first quarter of 2011 compared to 1.49% for the same period of 2010.

Please see the section entitled “Selected Financial Data” for additional information regarding our financial performance for the three months ended March 31, 2011 and our financial condition at that date.

Anticipated Second Quarter Results

Based on preliminary indications of our operating results for the second quarter of 2011, we expect to have another profitable quarter and to have continuing improvements in credit quality. This continues a trend that began in the fourth quarter of 2010 that should result in greater equity levels and book value per share, and an overall better financial condition for our company.

The Offering

Issuer	Hanmi Financial Corporation, a Delaware corporation

Common stock offered	$ in aggregate amount of our Common Stock (or $ if the underwriters exercise their over-allotment option in full).

Common stock outstanding after this offering	shares of our Common Stock (or shares of Common Stock if the underwriters exercise their over-allotment option in full)(1)(2)

Use of proceeds	We intend to contribute a substantial portion of the net proceeds from the offering to Hanmi Bank as additional capital and to support future organic and acquisition driven growth. We will retain the remaining net proceeds at the Company level for use as working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	An investment in our Common Stock is subject to risks. See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in the Common Stock.

NASDAQ trading symbol	“HAFC”

Transfer agent and registrar	Computershare Limited

(1)	The number of shares of Common Stock outstanding immediately after the closing of this offering is based on 151,258,390 shares of Common Stock outstanding as of June 1, 2011.

(2)	Unless otherwise indicated, the number of shares, as of June 1, 2011, of Common Stock outstanding after the offering presented in this prospectus supplement excludes (i) shares issuable upon exercise of 2,000,000 outstanding warrants to purchase our Common Stock, and (ii) 1,192,891 shares of our Common Stock issuable upon the exercise of stock options outstanding.

Selected Financial Data

The following table presents the selected historical financial information of Hanmi Financial. The financial data as of and for the three months ended March 31, 2011 and 2010 have been derived from our unaudited financial statements contained in our Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2011. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that Hanmi Financial considers necessary for fair presentation of the financial results of operations for such periods. The financial data as of and for each of the years in the five years ended December 31, 2010 have been derived from our audited consolidated financial statements contained in our Annual Reports on Form 10-K filed with the SEC and should be read in conjunction with our financial statements, the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2010. The summary consolidated financial results are not indicative of our expected future operating results.

	As of and for the
	Three Months Ended March 31,		As of and for the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except for per share data)

SUMMARY STATEMENTS OF OPERATIONS:
Interest and Dividend Income	$33,875	$38,053	$144,512	$184,147	$238,183	$280,896	$260,189
Interest Expense	7,766	10,719	38,638	82,918	103,782	129,110	106,946

Net Interest Income Before Provision for Credit Losses	26,109	27,334	105,874	101,229	134,401	151,786	153,243
Provision for Credit Losses	—	57,996	122,496	196,387	75,676	38,323	7,173
Non-Interest Income	5,508	7,005	25,406	32,110	32,854	40,006	36,963
Non-Interest Expense	21,061	26,224	96,805	90,354	195,027	189,929	77,313

Income (Loss) Before Provision (Benefit) for Income Taxes	10,556	(49,881)	(88,021)	(153,402)	(103,448)	(36,460)	105,720
Provision (Benefit) for Income Taxes	119	(395)	(12)	(31,125)	(1,355)	24,302	40,370

NET INCOME (LOSS)	$10,437	$(49,486)	$(88,009)	$(122,277)	$(102,093)	$(60,762)	$65,350

SUMMARY BALANCE SHEETS:
Cash and Cash Equivalents	$170,361	$199,217	$249,720	$154,110	$215,947	$122,398	$138,501
Total Investment Securities	539,194	114,231	413,963	133,289	197,117	350,457	391,579
Net Loans(1)	2,047,635	2,505,070	2,121,067	2,674,064	3,291,125	3,241,097	2,837,390
Total Assets	2,879,666	3,018,301	2,907,148	3,162,706	3,875,816	3,983,657	3,725,243
Total Deposits	2,430,940	2,650,280	2,466,721	2,749,327	3,070,080	3,001,699	2,944,715
Total Liabilities	2,695,615	2,917,279	2,733,892	3,012,962	3,611,901	3,613,101	3,238,873
Total Stockholders’ Equity	184,051	101,022	173,256	149,744	263,915	370,556	486,370
Tangible Equity	182,036	97,967	171,023	146,362	258,965	256,548	272,412
Average Net Loans(1)	2,088,326	2,608,405	2,368,369	3,044,395	3,276,142	3,049,775	2,721,229
Average Investment Securities	473,113	125,340	215,280	188,325	271,802	368,144	414,672
Average Interest-Earning Assets	2,892,404	3,010,938	2,981,878	3,611,009	3,653,720	3,494,758	3,214,761
Average Total Assets	2.906,253	3,086,198	2,998,507	3,717,179	3,866,856	3,882,891	3,602,181
Average Deposits	2,458,836	2,662,960	2,587,686	3,109,322	2,913,171	2,989,806	2,881,448
Average Borrowings	237,452	257,132	243,690	341,514	591,930	355,819	221,347
Average Interest-Bearing Liabilities	2,133,097	2,360,992	2,268,954	2,909,014	2,874,470	2,643,296	2,367,389
Average Stockholders’ Equity	178,221	137,931	137,968	225,708	323,462	492,637	458,227
Average Tangible Equity	176,082	134,679	135,171	221,537	264,490	275,036	242,362

	As of and for the
	Three Months Ended March 31,		As of and for the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except for per share data)

PER SHARE DATA:
Earnings (Loss) Per Share — Basic	$0.07	$(0.97)	$(0.93)	$(2.57)	$(2.23)	$(1.27)	$1.34
Earnings (Loss) Per Share — Diluted	$0.07	$(0.97)	$(0.93)	$(2.57)	$(2.23)	$(1.27)	$1.32
Book Value Per Share(2)	$1.22	$1.97	$1.15	$2.93	$5.75	$8.08	$9.91
Tangible Book Value Per Share(3)	$1.20	$1.91	$1.13	$2.86	$5.64	$5.59	$5.55
Cash Dividends Per Share	—	—	—	—	$0.09	$0.24	$0.24
Common Shares Outstanding	151,258,390	51,182,390	151,198,390	51,182,390	45,905,549	45,860,941	49,076,613

(1)	Loans receivable, net of allowance for loan losses and deferred loan fees.

(2)	Total stockholders’ equity divided by common shares outstanding.

(3)	Tangible equity divided by common shares outstanding.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

SELECTED PERFORMANCE RATIOS:
Return on Average Assets(4)	1.46%	(6.50)%	(2.94)%	(3.29)%	(2.64)%	(1.56)%	1.81%
Return on Average Stockholders’ Equity(5)	23.75%	(145.50)%	(63.79)%	(54.17)%	(31.56)%	(12.33)%	14.26%
Return on Average Tangible Equity(6)	24.04%	(149.02)%	(65.11)%	(55.19)%	(38.60)%	(22.09)%	26.96%
Net Interest Spread(7)	3.27%	3.29%	3.15%	2.28%	2.95%	3.20%	3.65%
Net Interest Margin(8)	3.66%	3.69%	3.55%	2.84%	3.72%	4.39%	4.83%
Efficiency Ratio(9)	66.61%	76.37%	73.74%	67.76%	116.60%	99.03%	40.65%
Dividend Payout Ratio(10)	—	—	—	—	(4.05)%	(18.11)%	18.02%
Average Stockholders’ Equity to Average Total Assets	6.13%	4.47%	4.60%	6.07%	8.36%	12.69%	12.72%
SELECTED CAPITAL RATIOS:
Total Capital to Total Risk-Weighted Assets:
Hanmi Financial	13.05%	7.86%	12.32%	9.12%	10.79%	10.65%	12.55%
Hanmi Bank	13.00%	7.81%	12.22%	9.07%	10.70%	10.59%	12.28%
Tier 1 Capital to Total Risk-Weighted Assets:
Hanmi Financial	10.96%	4.80%	10.09%	6.76%	9.52%	9.40%	11.58%
Hanmi Bank	11.70%	6.49%	10.91%	7.77%	9.44%	9.34%	11.31%
Tier 1 Capital to Average Total Assets:
Hanmi Financial	8.51%	4.20%	7.90%	5.82%	8.93%	8.52%	10.08%
Hanmi Bank	9.08%	5.68%	8.55%	6.69%	8.85%	8.47%	9.85%
SELECTED ASSET QUALITY RATIOS:
Non-Performing Loans to Total Gross Loans(11)	6.98%	9.77%	7.45%	7.77%	3.62%	1.66%	0.50%
Non-Performing Assets to Total Assets(12)	5.36%	9.43%	5.95%	7.76%	3.17%	1.37%	0.38%
Net Loan Charge-Offs to Average Total Gross Loans	3.91%	3.87%	4.79%	3.88%	1.38%	0.73%	0.17%
Allowance for Loan Losses to Total Gross Loans	5.79%	6.63%	6.44%	5.14%	2.11%	1.33%	0.96%
Allowance for Loan Losses to Non-Performing Loans	82.90%	67.81%	86.41%	66.19%	58.23%	80.05%	193.86%

(4)	Net income (loss) divided by average total assets.

(5)	Net income (loss) divided by average stockholders’ equity.

(6)	Net income (loss) divided by average tangible equity.

(7)	Average yield earned on interest-earning assets less average rate paid on interest-bearing liabilities. Computed on a tax-equivalent basis using an effective marginal rate of 35 percent

(8)	Net interest income before provision for credit losses divided by average interest-earning assets. Computed on a tax-equivalent basis using an effective marginal rate of 35 percent

(9)	Total non-interest expense divided by the sum of net interest income before provision for credit losses and total non-interest income.

(10)	Dividends declared per share divided by basic earnings (loss) per share.

(11)	Non-performing loans, including loans held for sale, consist of non-accrual loan and loans past due 90 days or more still accruing interest.

(12)	Non-performing assets consist of non-performing loans and other real estate owned.

RISK FACTORS

An investment in our Common Stock involves various risks, including the risks described below, and the risks set forth under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010. You should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, in determining whether to purchase our Common Stock. If any of such risks occur, our business, operating results, prospects and financial condition could be harmed. This could cause the market price of our Common Stock to decline and could cause you to lose all or part of your investment.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code,” a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or “NOLs,” or its net built in losses (built in losses in excess of built in gain) to offset future taxable income. If we undergo an ownership change in connection with or after this offering, which we expect will occur, our ability to utilize NOLs or to utilize realized net built in losses could be limited by Section 382 of the Internal Revenue Code. Future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code. Our NOLs may also be impaired under state law. We may not be able to utilize a material portion of the NOLs.

Changes in laws, regulations, rules and standards could have a material impact on our business, results of operations, and financial condition, the effect of which is impossible to predict.

Uncertainty remains as to the ultimate impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which was signed into law on July 21, 2010. Significant regulatory and legal consequences may arise as provisions of the Dodd-Frank Act are interpreted and implemented by designated regulatory agencies. Along with the Dodd-Frank Act, new or revised tax, accounting, and other laws, regulations, rules and standards could significantly impact strategic initiatives, results of operations, and financial condition. The financial services industry is extensively regulated. Federal and state laws and regulations are designed primarily to protect the deposit insurance funds and consumers, and not necessarily to benefit a financial company’s stockholders. These laws and regulations may impose significant limitations on our operations. In addition, regulatory restrictions could limit our financial flexibility, including our ability to incur indebtedness. These limitations, and sources of potential liability for the violation of such laws and regulations, are described in “Item 1. Business — Supervision and Regulation” of our Annual Report on Form 10-K for the year ended December 31, 2010. These regulations, along with tax and accounting laws, regulations, rules and standards, have a significant impact on the ways that financial institutions conduct business, implement strategic initiatives, engage in tax planning and make financial disclosures. These laws, regulations, rules and standards are constantly evolving and may change significantly over time. The nature, extent, and timing of the adoption of significant new laws, changes in existing laws, or repeal of existing laws may have a material impact on our business, results of operations, and financial condition, the effect of which is impossible to predict. Violations of these laws can result in enforcement actions which can impact operations.

We may be subject to more stringent capital requirements.

The Dodd-Frank Act phases out over a prescribed period of time trust preferred securities from Tier 1 capital and also requires the federal banking agencies to establish minimum leverage and risk-based capital requirements that will apply to both insured banks and their holding companies. Implementing regulations must be issued by January 21, 2012.

In addition, on September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III, which were approved in November 2010 by the G20 leadership. Basel III increases the minimum Tier 1 common equity ratio to 4.5%, net of regulatory deductions, and introduces a capital conservation buffer of an additional 2.5% of common equity to risk-weighted assets, raising the target minimum common equity ratio to 7%. Basel III increases the minimum Tier 1 capital ratio to 8.5% inclusive of the capital conservation buffer, increases the minimum total capital ratio to 10.5% inclusive of the capital buffer and introduces a countercyclical capital buffer of up to 2.5% of common equity or other fully loss absorbing capital for periods of excess credit growth. Basel III also introduces a non-risk adjusted Tier 1 leverage ratio of 3%, based on a measure of total exposure rather than total assets, and new liquidity standards. The Basel III capital and liquidity standards will be phased in over a multi-year period. The final package of Basel III reforms will be subject to individual adoption by member nations, including the United States. The ultimate impact of the new capital standards on us will depend on a number of factors, including the treatment and implementation of the Basel III reforms by the U.S. banking regulators. Implementation of these standards, or any other new regulations, may increase our compliance costs, adversely affect our ability to pay dividends, or require us to reduce business levels or raise capital, including in ways that may adversely affect our results of operations or financial condition.

Our focus on lending to small to mid-sized community-based businesses may increase our credit risk.

Most of our commercial business and commercial real estate loans are made to small or middle market businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and have a heightened vulnerability to economic conditions. If general economic conditions in the markets in which we operate negatively impact this important customer sector, our results of operations and financial condition and the value of our Common Stock may be adversely affected. Moreover, a portion of these loans have been made by us in recent years and the borrowers may not have experienced a complete business or economic cycle. Furthermore, the deterioration of our borrowers’ businesses may hinder their ability to repay their loans with us, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

An investment in our Common Stock is not an insured deposit.

Our Common Stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our Common Stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus supplement, the accompanying prospectus and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. As a result, if you acquire our Common Stock, you may lose some or all of your investment.

The FDIC’s restoration plan and the related increased assessment rate could adversely affect our earnings.

The FDIC insures our customer deposits through the Deposit Insurance Fund (the “DIF”) up to prescribed limits for each depositor. Pursuant to the Dodd-Frank Act, the maximum deposit insurance amount has been permanently increased to $250,000 and all non-interest-bearing transaction accounts are insured through December 31, 2012. The amount of FDIC assessments paid by each DIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other supervisory factors. Due to the greatly increased number of bank failures and losses incurred by DIF, as well as the recent extraordinary programs in which the FDIC has been involved to support the banking industry generally, the FDIC’s DIF was substantially depleted and the FDIC has incurred substantially increased operating costs. In November, 2009, the FDIC adopted a requirement for institutions to prepay in 2009 their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011, and 2012. The Bank received a waiver from prepayment of the FDIC assessment.

As required by the Dodd-Frank Act, the FDIC adopted a new DIF restoration plan which became effective on January 1, 2011. Among other things, the plan: (1) raises the minimum designated reserve ratio, which the FDIC is required to set each year, to 1.35 percent (from the former minimum of 1.15 percent) and removes the upper limit on the designated reserve ratio (which was formerly capped at 1.5 percent) and consequently on the size of the fund; (2) requires that the fund reserve ratio reach 1.35 percent by September 30, 2020 (rather than 1.15 percent by the end of 2016, as formerly required); (3) requires that, in setting assessments, the FDIC offset the effect of requiring that the reserve ratio reach 1.35 percent by September 30, 2020, rather than 1.15 percent by the end of 2016 on insured depository institutions with total consolidated assets of less than $10 billion; (4) eliminates the requirement that the FDIC provide dividends from the fund when the reserve ratio is between 1.35 percent and 1.5 percent; and (5) continues the FDIC’s authority to declare dividends when the reserve ratio at the end of a calendar year is at least 1.5 percent, but grants the FDIC sole discretion in determining whether to suspend or limit the declaration or payment of dividends. The Federal Deposit Insurance Act continues to require that the FDIC’s Board of Directors consider the appropriate level for the designated reserve ratio annually and, if changing the designated reserve ratio, engage in notice-and-comment rulemaking before the beginning of the calendar year. The FDIC has set a long-term goal of getting its reserve ratio up to 2% of insured deposits by 2027.

On February 7, 2011, the FDIC approved a final rule, as mandated by the Dodd-Frank Act, changing the deposit insurance assessment system from one that is based on total domestic deposits to one that is based on average consolidated total assets minus average tangible equity. In addition, the final rule creates a scorecard-based assessment system for larger banks (those with more than $10 billion in assets) and suspends dividend payments if the DIF reserve ratio exceeds 1.5 percent, but provides for decreasing assessment rates when the Deposit Insurance Fund reserve ratio reaches certain thresholds. Larger insured depository institutions will likely pay higher assessments to the DIF than under the old system. Additionally, the final rule includes a new adjustment for depository institution debt whereby an institution would pay an additional premium equal to 50 basis points on every dollar of long-term, unsecured debt held as an asset that was issued by another insured depository institution (excluding debt guaranteed under the FDIC’s Temporary Liquidity Guarantee Program) to the extent that all such debt exceeds 3 percent of the other insured depository institution’s Tier 1 capital. The new rule is expected to take effect for the quarter beginning April 1, 2011.

Our FDIC insurance expense totaled $10.5 million for 2010. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures or if the FDIC otherwise determines, we may be required to pay even higher FDIC premiums than the recently increased levels. These announced increases and any future increases in FDIC insurance premiums may have a material and adverse effect on our earnings and could have a material adverse effect on the value of, or market for, our common stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $     (or $      upon the exercise of the over-allotment option in full). We intend to contribute a substantial portion of the net proceeds from the offering to Hanmi Bank as additional capital and to support future organic and acquisition driven growth. We will retain the remaining net proceeds at the Company level for use as working capital and other general corporate purposes.

MARKET PRICE AND DIVIDEND INFORMATION

Our Common Stock is listed and traded on the Nasdaq Global Select Market under the symbol “HAFC.” As of June 1, 2011, there were 151,258,390 shares of our Common Stock issued and outstanding, held by approximately 592 stockholders of record. The following table sets forth for the periods indicated the range of the high and low reported sales prices of our Common Stock, on a per share basis, on the Nasdaq Global Select Market, and the cash dividends declared per share.

	High	Low	Dividends
	Sale Price	Sale Price	per Share

2011:
Second Quarter (through June 16, 2011)	$1.63	$0.99	—
First Quarter	$1.74	$1.08	—
2010:
Fourth Quarter	$1.28	$0.86	—
Third Quarter	$1.70	$1.17	—
Second Quarter	$4.26	$1.26	—
First Quarter	$2.83	$1.02	—
2009:
Fourth Quarter	$1.86	$1.10	—
Third Quarter	$1.92	$1.22	—
Second Quarter	$2.65	$1.21	—
First Quarter	$3.00	$0.75	—

On June 16, 2011, the last reported sale price of our Common Stock on NASDAQ was $1.02 per share.

We are regarded as a legal entity separate and distinct from our other subsidiaries. The principal source of our revenues will be dividends received from the Bank. Hanmi Financial has agreed with the Federal Reserve Bank of San Francisco, or “FRB,” that it will not pay any cash dividends to its stockholders without the prior consent of the FRB. The Bank is also required to seek prior approval from its regulators to pay cash dividends to Hanmi Financial. The ability of Hanmi Financial to pay dividends to its stockholders is also directly dependent on the ability of the Bank to pay dividends to us. Section 642 of the California Financial Code provides that neither a California state-chartered bank nor a majority-owned subsidiary of a bank can pay dividends to its stockholders in an amount which exceeds the lesser of (a) the retained earnings of the bank or (b) the net income of the bank for its last three fiscal years, in each case less the amount of any previous distributions made during such period.

As a result of the net loss incurred by the Bank in recent years, the Bank is currently not able to pay dividends to Hanmi Financial under Section 642. Section 643 of the California Financial Code provides, alternatively, that, notwithstanding the foregoing restriction set forth in Section 642, dividends in an amount not exceeding the greatest of (a) the retained earnings of the bank, (b) the net income of the bank for its last fiscal year or (c) the net income of the bank for its current fiscal year may be declared with the prior approval of the California Commissioner of Financial Institutions. The Bank had a retained deficit of $254.2 million as of December 31, 2010 and is not able to pay dividends under Section 643.

FRB Regulation H Section 208.5 provides that the Bank must obtain FRB approval to declare and pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of the Bank’s net income during the current calendar year and the retained net income of the prior two calendar years. On August 29, 2008, we announced the suspension of our quarterly cash dividend. As a result of our existing Regulatory Orders, we are required to obtain regulatory approval prior to the Bank or Hanmi Financial declaring any dividends to its respective stockholders.

It is the Federal Reserve’s policy that bank holding companies should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal

Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to their banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

The junior subordinated debentures underlying our trust preferred securities are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our common stock. We began to defer distributions on our $82.4 million of outstanding junior subordinated debentures (and related trust preferred securities) commencing with the interest payment that was due on January 15, 2009.

We are currently restricted from paying cash dividends to Hanmi Financial stockholders. Our ability to pay dividends on our capital stock will be restricted until the Regulatory Orders are lifted.

CAPITALIZATION

The following table sets forth our capitalization and regulatory capital ratios, as of March 31, 2011:

•	On an actual basis; and

•	As adjusted to give effect to the sale and issuance of shares of Common Stock in this offering at the offering price of $ per share for net proceeds of approximately $ , after deducting underwriting commissions and related expenses. The “As Adjusted” column assumes no exercise of the underwriter’s over-allotment option to purchase up to an additional shares of Common Stock.

This table should be read in conjunction with the information set forth under “Selected Financial Data” and our unaudited financial statements set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which are incorporated by reference into this prospectus supplement.

	As of March 31, 2011
	Actual	As Adjusted
	(Dollars in thousands, except share data)

Long-Term Debt
Junior Subordinated Debentures	$82,406
Federal Home Loan Bank Advances(1)	$3,565
Total Long-Term Debt	$85,971
Stockholders’ Equity
Common Stock, $0.001 Par Value; Authorized 500,000,000 Shares; 151,258,390 Shares Issued and Outstanding as of March 31, 2011	156

Additional Paid-In Capital	472,676
Unearned Compensation	(246)
Accumulated Deficit	(215,603)
Treasury Stock, at Cost, and Other	(70,012)

Accumulated Other Comprehensive Income, Net of Tax	(2,920)

Total Stockholders’ Equity	184,051

Total Long-Term Debt and Stockholders’ Equity	$270,022

Capital Adequacy — Current U.S. Standards
Tier 1 Risk-Based Ratio	10.96%

Total Risk-Based Capital Ratio	13.05%

Tier 1 Leverage Ratio	8.51%

(1)	Total borrowings from FHLB Advances is $153.6 million, which includes $150.0 million of debt that will mature by the end of June 2011.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material features and rights of our capital stock, and is subject to, and qualified in its entirety by, applicable law and the provisions of our certificate of incorporation and bylaws. You should refer to the applicable provisions of our certificate of incorporation and the Delaware General Corporation Law for a complete statement of the terms and rights of our capital stock.

General

Our authorized capital stock consists of 510,000,000 shares, of which 500,000,000 shares are common stock, par value $0.001 per share, and 10,000,000 shares are preferred stock, par value $0.001 per share. Our outstanding shares of common stock are validly issued, fully paid and non-assessable.

As of June 1, 2011, there were 151,258,390 shares of our common stock outstanding, held by approximately 592 stockholders of record, and no shares of our preferred stock were outstanding. As of June 1, 2011, 1,192,891 shares of our common stock have been reserved for issuance upon the exercise of options that have been granted under our existing stock option plans and 2,000,000 shares of our common stock have been reserved for issuance upon the exercise of outstanding warrants.

Common Stock

Liquidation Rights.  Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding (including holders of our junior subordinated debentures).

Our Board of Directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of our common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of our company.

Dividends and Other Distributions.  Subject to certain regulatory restrictions, we may pay dividends out of our statutory surplus or from certain net profits if, as and when declared by our Board of Directors. The holders of our common stock are entitled to receive and share equally in dividends declared by our Board of Directors out of funds legally available for such dividends. If we issue preferred stock in the future, the holders of that preferred stock may have a priority over the holders of our common stock with respect to dividends.

We are a bank holding company, and our primary source for the payment of dividends is dividends from our direct, wholly-owned subsidiary, Hanmi Bank. Various banking laws applicable to Hanmi Bank limit the payment of dividends, management fees and other distributions by Hanmi Bank to us, and may therefore limit our ability to pay dividends on our common stock. On August 29, 2008, our Board of Directors announced its decision to suspend the quarterly cash dividend previously paid on shares of our common stock. The most recent quarterly dividend of $0.03 per share was paid on July 21, 2008. In addition, on November 2, 2009, the Board of Directors of Hanmi Bank consented to the issuance of a Final Order from the California Department of Financial Institutions that currently restricts the Bank from paying dividends without the prior approval of the department. In addition, on November 2, 2009, Hanmi Financial and Hanmi Bank entered into a Written Agreement that restricts each of Hanmi Financial and Hanmi Bank from paying dividends without the prior approval of the Federal Reserve Bank of San Francisco, or “FRB.” Accordingly, our ability to pay dividends will be restricted until these regulatory orders are lifted.

Under the terms of our trust preferred financings on January 8, 2004, March 15, 2004, and April 28, 2004, respectively, we cannot declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock if (1) an event of default under such debt instrument has occurred and is continuing, or (2) if we give notice of our election to begin an extension period whereby we may defer payment of interest on the trust preferred securities for a period of up to twenty consecutive quarterly interest payment periods. In October 2008, our Board of Directors elected to defer quarterly interest payments on its trust preferred securities until further notice. In addition, we are currently restricted from making payments of principal or interest on our trust preferred securities under the terms of our Written Agreement without the prior approval of the FRB.

Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and such other factors as our Board of Directors may deem relevant.

Voting Rights.  The holders of our common stock currently possess exclusive voting rights on matters that come before our stockholders. Our common stockholders elect our Board of Directors and act on such other matters as are required to be presented to our stockholders under Delaware law, our amended and restated certificate of incorporation or as may be otherwise presented to our stockholders by our Board of Directors. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders. There is no cumulative voting in the election of directors.

Anti-Takeover Provisions.  Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, each as amended to date, may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Hanmi Financial Corporation without negotiation with our Board of Directors. The effect of these provisions is discussed briefly below.

•	Authorized Stock. The shares of our common stock authorized by our amended and restated certificate of incorporation but not issued provide our Board of Directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. Our Board of Directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of Hanmi Financial Corporation.

•	Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and our amended and restated bylaws prohibit stockholder action by written consent. The purpose of these provisions is to prevent any person or persons holding the percentage of our voting stock otherwise required to take corporate action from taking that action without giving notice to other stockholders and without satisfying the procedures required by our bylaws to hold a stockholder meeting.

•	Amendment of Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation requires the approval of 66 2/3% of our stockholders to amend certain of the provisions of our amended and restated certificate of incorporation. This requirement is intended to prevent a stockholder who controls a majority of our common stock from avoiding the requirements of important provisions of our amended and restated certificate of incorporation simply by amending or repealing those provisions. Accordingly, the holders of a minority of the shares of our common stock could block the future repeal or modification of certain provisions of our amended and restated certificate of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 66 2/3%, of our common stock. Our amended and restated certificate of incorporation provides our Board of Directors with the power to make, adopt, alter, amend and repeal from time to time our bylaws, subject to the right of our stockholders to adopt, alter, amend and repeal bylaws made by our Board of Directors; provided, that any such action or amendments to the bylaws by our stockholders shall require the approval of not less than 66 2/3% of the combined voting power of our outstanding capital stock.

Business Combination Provisions.  We elected in our amended and restated certificate of incorporation to be subject to the requirements of Section 203 of the Delaware General Corporation Law.

Section 203 of the Delaware General Corporation Law generally prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is defined generally as someone who beneficially owns

15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	either the business combination or the transaction that caused the person to become an interested stockholder was approved by the Board of Directors prior to the transaction;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans; or

•	after the person becomes an interested stockholder, the business combination is approved by the Board of Directors and authorized by holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

In addition to the foregoing, our amended and restated certificate of incorporation contains heightened restrictions on business combinations with an interested stockholder or an affiliate of any interested stockholder, which is defined generally as someone who is the beneficial owner of 10% or more of our capital stock or who is an affiliate of Hanmi Financial Corporation and who, within the past two years, was the beneficial owner of 10% or more of our capital stock, unless:

•	the business combination is approved by the affirmative vote of not less than 66 2/3% of the outstanding shares of voting stock; and

•	the business combination is approved by a majority of the voting power of all outstanding shares of our voting stock, other than shares held by interested stockholders or affiliates of interested stockholders.

A business combination may also be permitted under our amended and restated certificate of incorporation if a majority of our disinterested directors have approved the business combination and the business combination has been approved by the affirmative vote of our stockholders as required by law. Alternatively, our amended and restated certificate of incorporation permits a business combination if it has been approved by a majority of the voting power of all outstanding shares of our voting common stock and if certain price considerations required by our amended and restated certificate of incorporation have been satisfied.

The effect of Section 203 of the Delaware General Corporation Law and the business combination provisions of our amended and restated certificate of incorporation could have the effect of preventing the acquisition of control of Hanmi Financial Corporation by an interested stockholder or its affiliate, even though that interested stockholder or its affiliate would otherwise have the ability to engage in the business combination.

Preemptive Rights.  Holders of our common stock do not have preemptive rights with respect to any shares that may be issued. Shares of our common stock are not subject to redemption.

Listing.  Our common stock is listed on the Nasdaq Global Select Market under the symbol “HAFC.”

Transfer Agent.  The transfer agent for our common stock is Computershare Limited. The transfer agent’s address is Computershare Investor Services, 250 Royall Street, Canton, Massachusetts 02021.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income and estate tax consequences relevant to the purchase, ownership and disposition of our Common Stock by a “non-U.S. holder” (as defined below) as of the date hereof. This summary deals only with non-U.S. holders that acquire our Common Stock in this offering and hold our shares as a capital asset.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our Common Stock that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) and is not any of the following for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or “the Code”, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax consequences different from those summarized below. This summary does not represent a detailed description of the U.S. federal tax consequences to you in light of your particular circumstances. In addition, it does not address the U.S. federal tax consequences to you if you are subject to special treatment under the U.S. federal tax laws (including if you are a bank or other financial institution, insurance company, broker or dealer in securities, tax-exempt organization, foreign government or agency, U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company,” or a person who holds our Common Stock in a straddle or as part of a hedging, conversion or constructive sale transaction). Except where noted, this summary does not address any taxes other than U.S. federal income tax. We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary.

If an entity classified as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our Common Stock, or a partner in such a partnership, you should consult your tax advisors.

If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the ownership and disposition of our Common Stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Dividends

Dividends paid to a non-U.S. holder of our Common Stock (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Common Stock who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, generally will be required to (i) complete Internal Revenue Service, or IRS, Form W-8BEN (or an acceptable substitute form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the Common Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Common Stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends paid in excess of our current or accumulated earnings and profits reduce a non-U.S. holder’s tax basis in our Common Stock and, to the extent such dividends exceed such basis, are treated as gain from the sale or other disposition of such stock in the manner described below.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our Common Stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

We believe we have not been and currently are not, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Common Stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or other tax information exchange agreements. In addition, dividends paid to a non-U.S. holder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our Common Stock within the United States or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Payments subject to withholding tax will not also be subject to backup withholding tax.

Additional Withholding Tax on Certain Payments Made After December 31, 2012

Under legislation enacted in 2010, dividends and the gross proceeds of a disposition of our Common Stock paid after December 31, 2012 to a “foreign financial institution” (as specially defined for this purpose) generally will be subject to U.S. federal withholding tax of 30%, unless the institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of the institution (including certain equity and debt holders of the institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation generally also provides for a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our Common Stock paid after December 31, 2012 to a foreign entity that is not a foreign financial institution, unless the entity provides the withholding agent either with (i) a certification identifying the substantial U.S. owners of the entity, which generally include any U.S. person who directly or indirectly owns more than 10% of the entity (or any interest in the case of some entities), or (ii) a certification that the entity does not have any substantial U.S. owners. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of any taxes withheld under this legislation. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our Common Stock.

MATERIAL ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, an “ERISA Plan”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Common Stock. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code each prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and certain other plans that are subject to Section 4975 of the Code (collectively with ERISA Plans, the “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in the imposition of an excise tax under the Code or penalties or other liabilities under ERISA or the Code on those persons, unless relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws or regulations (“Similar Laws”).

The acquisition of Common Stock by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in such entity (a “Plan Asset Entity”) with respect to which Hanmi Financial, FBR Capital Markets & Co. or “FBR,” or any of their affiliates is or becomes a party in interest or disqualified person may result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the Common Stock is acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of the Common Stock. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for certain transactions involving insurance company general accounts), and PTCE 96-23 (for certain transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the Common Stock, provided that neither we nor any of our affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation

Any purchaser or subsequent transferee of the Common Stock or any interest therein will be deemed to have represented by its acquisition or holding of the Common Stock or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring or holding the Common Stock on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition or holding of the Common Stock will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws. Any person making the decision to invest in the Common Stock on behalf of a Plan or Plan Asset Entity will, by purchasing the Common Stock, be deemed to have also represented in its corporate and its fiduciary capacity that (1) the purchaser will pay no more than adequate consideration in connection with the purchase of the Common Stock, (2) neither Hanmi Financial, FBR nor any of their affiliates is a “fiduciary” or a “plan sponsor” (within the meaning of ERISA or any Similar Laws) with respect to the purchaser in connection with the purchaser’s acquisition of or investment in the Common Stock, (3) no advice provided by Hanmi Financial, FBR or any of their affiliates (the “Seller”) has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the purchase of the Common Stock, and (4) such purchaser recognizes and agrees that any communication from the Seller to the purchaser with respect to the Common Stock is not intended by the Seller to be impartial investment advice and is rendered in its capacity as a seller of such Common Stock and not a fiduciary to such purchaser.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring or holding the Common Stock on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any such acquisition or holding under Similar Laws, as applicable. Purchasers or subsequent transferees of the Common Stock have exclusive responsibility for ensuring that their acquisition and holding of the Common Stock do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Common Stock to a Plan, Plan Asset Entity or a Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by, or that such investment is appropriate for, any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, FBR Capital Markets & Co., or FBR, has agreed to purchase from us, on a firm commitment basis,          shares of common stock. Under the terms and conditions of the underwriting agreement, FBR is committed to purchase all of the shares offered by this prospectus supplement, other than the shares subject to the overallotment option, if any shares are purchased. We have agreed to indemnify FBR against certain civil liabilities under the Securities Act of 1933, as amended, or the Securities Act, or to contribute to payments FBR may be required to make in respect of such liabilities.

FBR initially proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the same offering price less a concession not to exceed $      per share. If the shares are not sold at the public offering price, FBR may change the offering price and other selling terms.

Over-Allotment Option.  We have granted FBR an option exercisable during the 30-day period after the date of the underwriting agreement to purchase, at the public offering price less underwriting discounts and commissions, up to an additional           shares of common stock for the purpose of covering over-allotments, if any. To the extent that FBR exercises the option, FBR will be committed, subject to certain conditions, to purchase that number of additional shares.

Discounts and Commissions.  The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by FBR of its overallotment option.

		Without the	With the
		Overallotment	Overallotment
	Per Share	Option	Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

In addition to the underwriting discounts to be paid by us, we have agreed to reimburse FBR for its out-of-pocket expenses incurred in connection with this offering, including FBR’s disbursements for the fees and expenses of underwriter’s counsel, up to an aggregate of $250,000 regardless of whether the offering is consummated. We estimate that the total expenses of the offering payable by us, excluding the underwriting discount, will be approximately $     .

Stabilization.  In connection with this offering, FBR may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, FBR may over allot this offering by selling more than the number of shares of common stock offered by this prospectus supplement, creating a syndicate short position. In addition, FBR may bid for and purchase common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, FBR may reclaim selling concessions from dealers if shares of our common stock sold by such dealers are repurchased in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. These transactions may be effected in the over-the-counter market or otherwise. FBR is not required to engage in these activities and may end any of these activities at any time.

Lock-Up Agreements.  Subject to certain exceptions, we, our directors and executive officers, and certain of our significant shareholders have agreed that, without the prior written consent of FBR, we and they will not, during the period ending 90 days after the date of this prospectus supplement, directly or indirectly:

•	offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of our common stock, or any securities convertible into or exercisable or exchangeable for any shares of our common stock (the “Relevant Securities”); or

•	establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequences of ownership of any Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration.

FBR does not intend to release any portion of the common stock subject to the foregoing lock-up agreements. However, FBR, in its sole discretion, may release any of the common stock from the lock-up agreements prior to expiration of the 90-day period without notice. In considering a request to release shares from a lock-up agreement, FBR will consider a number of factors, including the impact that such a release would have on this offering and the market for our common stock and the equitable considerations underlying the request for releases.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period we release earnings results or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, in which case the restrictions described in the preceding paragraphs will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. This automatic extension is waivable only by FBR.

Directed Share Program.  At our request, FBR has reserved for sale, at the public offering price, up to           shares of our common stock for certain of our directors, officers, employees and other individuals having a relationship with us through a directed share program. The number of shares of common stock available to the general public in the offering will be reduced by the amount sold in the directed share program. Any reserved shares not so purchased will be offered by FBR to the general public on the same terms as the other shares of common stock.

NOTICE TO RESIDENTS OF KOREA

THE COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT OF KOREA (“FSCMA”) AND THE REGULATIONS THEREUNDER, INCLUDING THE REGULATION ON SECURITIES ISSUANCE AND PUBLIC DISCLOSURE AND MAY ONLY BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF VIS-À-VIS KOREAN INVESTORS IN COMPLIANCE WITH THE FSCMA AND THE REGULATIONS THEREUNDER, INCLUDING, WITHOUT LIMITATION, THE REQUIREMENT THAT: (A) A REGISTRATION STATEMENT BE DULY FILED WITH KOREA’S FINANCIAL SERVICES COMMISSION AS A PRE-CONDITION TO CARRYING OUT ANY TRANSFER, SALE OR DISPOSITION, AS WELL AS ANY SOLICITATIONS RELATED THERETO, IN ANY MANNER THAT WOULD CONSTITUTE A PUBLIC OFFERING UNDER THE FSCMA AND THE REGULATIONS THEREUNDER; OR (B) THAT ANY SUCH TRANSFER, SALE OR DISPOSITION OTHERWISE BE MADE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH REGULATIONS. SECURITIES LISTED ON THE NASDAQ GLOBAL SELECT MARKET ARE NOT SUBJECT TO RESTRICTIONS ON TRANSFERS UNDER THE FSCMA TO THE EXTENT THAT TRANSFERS OF SUCH LISTED SECURITIES ARE MADE THROUGH AN OPEN MARKET SALE (I.E. THROUGH THE PUBLIC TRADING MECHANISMS OF THE NASDAQ GLOBAL SELECT).

LEGAL MATTERS

The validity of the Common Stock to be offered in this offering will be passed upon for us by Greenberg Traurig LLP, Los Angeles, California. Certain matters relating to this offering will be passed upon for the underwriters by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2010, consolidated financial statements contains an explanatory paragraph that states that the Company and its wholly-owned subsidiary Hanmi Bank are currently operating under formal supervisory agreements (the “Agreements”) with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions. The Agreements restrict certain operations and require the Company to, among other things, achieve specified regulatory capital ratios by July 31, 2010 and December 31, 2010. Failure to achieve all of the Agreements’ requirements may lead to additional regulatory actions including being placed into receivership or conservatorship. The ability of the Company to comply with terms of these Agreements raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PROSPECTUS

HANMI FINANCIAL CORPORATION

Up to $200,000,000
Common Stock
Preferred Stock
Debt Securities
Rights
Warrants
Depositary Shares
Units

We may from time to time offer and sell in one or more offerings, together or separately, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $200,000,000.

We may offer and sell these securities on a delayed or continuous basis to or through one or more agents, underwriters or dealers as designated from time to time, directly to one or more purchasers, through a combination of these methods or any other method as provided in the applicable prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

At the time we offer securities, we will specify in an accompanying prospectus supplement the amount, price and specific terms of any securities offered. You should carefully read this prospectus, any applicable prospectus supplement and the documents incorporated by reference before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The price to the public and the net proceeds we expect to receive from any such sale will also be set forth in a related prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “HAFC.”

Investing in our securities involves risks. Before buying our securities, you should carefully consider the risk factors discussed in the section entitled “Risk Factors” on page 5 of this prospectus and in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in any quarterly report on Form 10-Q, as well as in any prospectus supplements relating to specific offerings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities.

The date of this prospectus is November 30, 2009

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. By using a shelf registration statement, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings having an initial aggregate offering price of up to $200,000,000.

We may offer the following securities from time to time:

•	common stock;

•	preferred stock;

•	debt securities;

•	rights;

•	warrants;

•	depositary shares; and

•	units.

We may also issue securities upon conversion or exercise of or in exchange for any of the securities listed above.

This prospectus provides you with a general description of each of the securities we may offer. Each time we offer and sell any of these securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and each prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and each applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities that may be offered under this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and exhibits may be obtained and read at the SEC Internet website (www.sec.gov) or at the SEC office mentioned under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell these securities, and we will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

In this prospectus, we refer to common stock, preferred stock, debt securities, rights, warrants, depositary shares and units collectively as “securities.” The terms “we,” “us,” and “our” refer to Hanmi Financial Corporation, and our consolidated subsidiaries, unless otherwise stated or the context otherwise requires. The terms “our banking subsidiary” or “the Bank” refer to Hanmi Bank, unless otherwise stated or the context otherwise requires.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus much of the information that we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating the information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any information filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or previously incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information that we previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 (as amended on April 9, 2009);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 (as amended on August 17, 2009), June 30, 2009 and September 30, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on February 5, 2009, February 18, 2009, April 6, 2009 (as amended on April 24, 2009), May 11, 2009, June 2, 2009, June 5, 2009, June 15, 2009, August 3, 2009, August 6, 2009, September 8, 2009, September 15, 2009, October 2, 2009, October 16, 2009 and November 5, 2009; and

•	The description of our capital stock set forth in our registration statement on Form 8-A, and all amendments thereto, filed with the SEC on April 21, 2000.

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of the filing of the registration statement and prior to the termination of the offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information or documents that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address and telephone number:

David Yang
Investor Relations Officer
Hanmi Financial Corporation
3660 Wilshire Boulevard, Penthouse Suite A
Los Angeles, California 90010
(213) 382-2200

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov and our website: www.hanmi.com (the other information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement).

We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copy as set forth above.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus, any accompanying prospectus supplements and the documents incorporated by reference in this prospectus contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “would,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “plan,” “predict,” “project,” “seek,” “should,” “will” or the negative such terms and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. By their nature, forward-looking statements are subject to numerous assumptions, risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in any accompanying prospectus supplement and those included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and other factors described in our periodic reports filed from time to time with the SEC. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements we make or incorporate by reference in this prospectus include, but are not limited to:

•	failure to maintain adequate levels of capital and liquidity to support our operations could effect the ability of the Bank to continue as a going concern;

•	a significant number of our customers failing to perform under their loans and other terms of credit agreements;

•	the effect of regulatory orders we have entered into and potential future regulatory enforcement action against us or the Bank;

•	fluctuations in interest rates and a decline in the level of our interest rate spread;

•	failure to attract or retain deposits;

•	sources of liquidity available to us and to the Bank becoming limited or our potential inability to access sufficient sources of liquidity when needed or the requirement that we obtain government waivers to do so;

•	adverse changes in domestic or global financial markets, economic conditions or business conditions or the effects of pandemic flu;

•	regulatory restrictions on the Bank’s ability to pay dividends to us and on our ability to make payments on Hanmi Financial obligations;

•	significant reliance on loans secured by real estate and the associated vulnerability to downturns in the local real estate market, natural disasters and other variables impacting the value of real estate;

•	failure to retain our key employees;

•	failure to maintain our status as a financial holding company;

•	adequacy of our allowance for loan losses;

•	credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses;

•	failure to manage our future growth or successfully integrate acquisitions;

•	volatility and disruption in financial, credit and securities markets, and the price of our common stock;

•	deterioration in the financial markets that may result in other-than-temporary impairment charges relating to our securities portfolio;

•	competition in our primary market areas;

•	demographic changes in our primary market areas; and

•	significant government regulations, legislation and potential changes thereto.

The cautionary statements in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference herein also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

HANMI FINANCIAL CORPORATION

We are a Delaware corporation, incorporated on March 14, 2000 for the purpose of becoming a holding company for Hanmi Bank. We became a registered holding company for Hanmi Bank in June 2000, and thereafter have been subject to the Bank Holding Company Act of 1956, as amended, or the “BHCA.” Also in 2000, we elected to become a “financial holding company” under the BHCA.

We are a diversified financial holding company offering a broad array of financial services through our wholly-owned banking subsidiary, Hanmi Bank, and our wholly-owned insurance agency subsidiaries, Chun-Ha Insurance Services, Inc., or “Chun-Ha,” and All World Insurance Services, Inc., or “All World.” As of September 30, 2009, we had, on an unaudited, consolidated basis, total assets of $3.5 billion, net loans receivable of $2.8 billion, investment securities available for sale of $205.0 million, total deposits of $3.0 billion, and stockholders’ equity of $187.1 million.

Hanmi Bank, our primary subsidiary, is a state chartered bank that was incorporated under the laws of the State of California on August 24, 1981. Hanmi Bank’s deposit accounts are insured under the Federal Deposit Insurance Act up to applicable limits thereunder, and Hanmi Bank is a member of the Federal Reserve System. Hanmi Bank’s main office is located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010.

Hanmi Bank is a community bank, with its primary market including the Korean-American community as well as other communities in the multi-ethnic populations of Los Angeles County, Orange County, San Bernardino County, San Diego County, the San Francisco Bay area, and the Silicon Valley area in Santa Clara County, California. Hanmi Bank’s full-service offices are strategically located in areas where many of the businesses are owned by immigrants and other minority groups. Hanmi Bank’s client base reflects the multi-ethnic composition of those communities. As of October 31, 2009, Hanmi Bank maintained a network of 27 full-service branch offices in California and two loan production offices in Virginia and Washington.

Hanmi Bank is engaged in substantially all of the business operations customarily conducted by independent financial institutions in California and the United States, including the acceptance of checking, savings and time deposits and the making of commercial and consumer loans, residential mortgage loans, real estate loans, lease financing, and other installment and term loans. Through Chun-Ha and All World, our insurance subsidiaries, we are also able to offer our customers a wide array of insurance services and products, including life, commercial, automobile, health, and property and casualty insurance.

Our principal office is located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, and our telephone number is (213) 382-2200. Our Internet website address is www.hanmi.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

USE OF PROCEEDS

Unless we otherwise state in an applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus and the accompanying prospectus supplement to augment our regulatory capital and for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, and the repurchase, redemption or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested in interest bearing accounts or short-term, interest bearing securities or applied to repay short-term or revolving debt prior to use.

Based upon our historical and anticipated financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the five fiscal years ended December 31, 2008 and each of the nine-month periods ended September 30, 2009 and September 30, 2008 are as follows:

	Nine Months Ended
	September 30,				Year Ended December 31,
	2009		2008		2008		2007		2006	2005	2004
	(Dollars in Thousands)

RATIO OF EARNINGS TO FIXED CHARGES:
Excluding Interest on Deposits	—	(1)	—	(2)(3)	—	(2)(5)	—	(2)(7)	8.17	11.38	9.03
Including Interest on Deposits	—	(1)	—	(2)(4)	0.02	(2)(6)	0.72	(2)(8)	1.98	2.47	2.77
Deficiency of Earnings Available to Cover Fixed Charges:
Excluding Interest on Deposits	$89,976		$94,885		$103,448		$36,460		$—	$—	$—
Including Interest on Deposits	$89,976		$94,885		$103,448		$36,460		$—	$—	$—

(1)	Earnings were inadequate to cover total fixed charges, excluding or including interest on deposits.

(2)	Earnings were inadequate to cover total fixed charges due primarily to non-cash goodwill impairment charges of $107.4 million for the nine months ended September 30, 2008, $107.4 million for the year ended December 31, 2008 and $102.9 million for the year ended December 31, 2007.

(3)	Excluding the non-cash goodwill impairment charge of $107.4 million, the ratio of earnings to fixed charges, excluding interest on deposits, for the nine months ended September 30, 2008 would have been 1.75. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

(4)	Excluding the non-cash goodwill impairment charge of $107.4 million, the ratio of earnings to fixed charges, including interest on deposits, for the nine months ended September 30, 2008 would have been 1.15. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

(5)	Excluding the non-cash goodwill impairment charge of $107.4 million, the ratio of earnings to fixed charges, excluding interest on deposits, for the year ended December 31, 2008 would have been 1.19. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

(6)	Excluding the non-cash goodwill impairment charge of $107.4 million, the ratio of earnings to fixed charges, including interest on deposits, for the year ended December 31, 2008 would have been 1.04. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

(7)	Excluding the non-cash goodwill impairment charge of $102.9 million, the ratio of earnings to fixed charges, excluding interest on deposits, for the year ended December 31, 2007 would have been 4.00. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

(8)	Excluding the non-cash goodwill impairment charge of $102.9 million, the ratio of earnings to fixed charges, including interest on deposits, for the year ended December 31, 2007 would have been 1.51. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

The ratio of earnings to fixed charges is calculated as follows:

Income (Loss) Before Provision for Income Taxes + Fixed Charges
Fixed Charges

Fixed charges consist of consolidated interest expense, including or excluding the interest expense on deposits as indicated, and one-third of rental expense, net of rental income from subleases, which we estimate is representative of the interest portion of the rental payments. Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in any of the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges presented above.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material features and rights of our capital stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our amended and restated certificate of incorporation and bylaws.

General

Our authorized capital stock consists of 210,000,000 shares, of which 200,000,000 shares are common stock, par value $0.001 per share, and 10,000,000 shares are preferred stock, par value $0.001 per share. Our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, validly issued, fully paid and non-assessable. As of October 31, 2009, there were 51,201,390 shares of our common stock outstanding, held by approximately 345 stockholders of record, and no shares of our preferred stock were outstanding. As of October 31, 2009, 1,205,869 shares of our common stock were reserved for issuance upon the exercise of options that have been granted under our existing stock option plan.

Common Stock

Liquidation Rights.  Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding (including holders of our junior subordinated debentures).

Our board of directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of our common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of our company.

Dividends and Other Distributions.  Subject to certain regulatory restrictions, we may pay dividends out of our statutory surplus or from certain net profits if, as and when declared by our board of directors. The holders of our common stock are entitled to receive and share equally in dividends declared by our board of directors out of funds legally available for such dividends. If we issue preferred stock in the future, the holders of that preferred stock may have a priority over the holders of our common stock with respect to dividends.

We are a bank holding company, and our primary source for the payment of dividends is dividends from our direct, wholly-owned subsidiary, Hanmi Bank. Various banking laws applicable to Hanmi Bank limit the payment of dividends, management fees and other distributions by Hanmi Bank to us, and may therefore limit our ability to pay dividends on our common stock. On August 29, 2008, our board of directors announced its decision to suspend the quarterly cash dividend previously paid on shares of our common stock. The most recent quarterly dividend of $0.03 per share was paid on July 21, 2008. In addition, on November 2, 2009, the board of directors of Hanmi Bank consented to the issuance of a Final Order from the California Department of Financial Institutions that currently restricts the Bank from paying dividends without the prior approval of the department. In addition, on November 2, 2009, Hanmi Financial and Hanmi Bank entered into a Written Agreement that restricts each of Hanmi Financial and Hanmi Bank from paying dividends without the prior approval of the Federal Reserve Bank of San Francisco. Accordingly, our ability to pay dividends will be restricted until these regulatory orders are lifted.

Under the terms of our trust preferred financings on January 8, 2004, March 15, 2004, and April 28, 2004, respectively, we cannot declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock if (1) an event of default under such debt instrument has occurred and is continuing, or (2) if we give notice of our election to begin an extension period whereby we may defer payment of interest on the trust preferred securities for a period of up to twenty consecutive quarterly interest payment periods. In October 2008, our board of directors elected to defer quarterly interest payments on its trust preferred securities until further notice. In addition, we are currently restricted from making payments of principal or interest on our trust preferred securities under the terms of our Written Agreement without the prior approval of the Federal Reserve Bank of San Francisco.

Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and such other factors as our board of directors may deem relevant.

Voting Rights.  The holders of our common stock currently possess exclusive voting rights on matters that come before our stockholders. Our common stockholders elect our board of directors and act on such other matters as are required to be presented to our stockholders under Delaware law, our amended and restated certificate of incorporation or as may be otherwise presented to our stockholders by our board of directors. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders. There is no cumulative voting in the election of directors.

Anti-Takeover Provisions.  Provisions of our amended and restated certificate of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Hanmi Financial Corporation without negotiation with our board of directors. The effect of these provisions is discussed briefly below.

•	Authorized Stock. The shares of our common stock authorized by our amended and restated certificate of incorporation but not issued provide our board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. Our board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of Hanmi Financial Corporation.

•	Stockholder Action by Unanimous Written Consent. Our amended and restated certificate of incorporation prohibits stockholder action by written consent. The purpose of this provision is to prevent any person or persons holding the percentage of our voting stock otherwise required to take corporate action from taking that action without giving notice to other stockholders and without satisfying the procedures required by our bylaws to hold a stockholder meeting.

•	Amendment of Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation requires the approval of 66 2/3% of our stockholders to amend certain of the provisions of our amended and restated certificate of incorporation. This requirement is intended to prevent a stockholder who controls a majority of our common stock from avoiding the requirements of important provisions of our amended and restated certificate of incorporation simply by amending or repealing those provisions. Accordingly, the holders of a minority of the shares of our common stock could block the future repeal or modification of certain provisions of our amended and restated certificate of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 66 2/3%, of our common stock.

Business Combination Provisions.  Our amended and restated certificate of incorporation elects to be subject to the requirements of Section 203 of the Delaware General Corporation Law.

Section 203 of the Delaware General Corporation Law generally prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is defined generally as someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	either the business combination or the transaction that caused the person to become an interested stockholder was approved by the board of directors prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans; or

•	after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

In addition to the foregoing, our amended and restated certificate of incorporation contains heightened restrictions on business combinations with an interested stockholder or an affiliate of any interested stockholder, which is defined generally as someone who is the beneficial owner of 10% or more of our capital stock or who is an affiliate of Hanmi Financial Corporation and who, within the past two years, was the beneficial owner of 10% or more of our capital stock, unless:

•	the business combination is approved by the affirmative vote of not less than 66 2/3% of the outstanding shares of voting stock; and

•	the business combination is approved by a majority of the voting power of all outstanding shares of our voting stock, other than shares held by interested stockholders or affiliates of interested stockholders.

A business combination may also be permitted under our amended and restated certificate of incorporation if a majority of our disinterested directors have approved the business combination and the business combination has been approved by the affirmative vote of our stockholders as required by law. Alternatively, our amended and restated certificate of incorporation permits a business combination if it has been approved by a majority of the voting power of all outstanding shares of our voting common stock and if certain price considerations required by our amended and restated certificate of incorporation have been satisfied.

The effect of Section 203 of the Delaware General Corporation Law and the business combination provisions of our amended and restated certificate of incorporation could have the effect of preventing the acquisition of control of Hanmi Financial Corporation by an interested stockholder or its affiliate, even though that interested stockholder or its affiliate would otherwise have the ability to engage in the business combination.

Preemptive Rights.  Holders of our common stock do not have preemptive rights with respect to any shares that may be issued. Shares of our common stock are not subject to redemption.

Listing.  Our common stock is listed on the Nasdaq Global Select Market under the symbol “HAFC.”

Transfer Agent.  The transfer agent for our common stock is Computershare Limited. The transfer agent’s address is Computershare Investor Services, 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF SECURITIES WE MAY OFFER

General

This prospectus contains summary descriptions of our common stock, preferred stock, debt securities, rights, warrants, depositary shares, and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering materials field with the SEC. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

Common Stock

When we offer to sell shares of our common stock, we will describe the specific terms of the offering in a supplement to this prospectus. A description of the material terms of our common stock is included with this prospectus under the above section entitled “Description of Capital Stock — Common Stock.”

Preferred Stock

Our authorized capital stock includes 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, no shares of our preferred stock have been issued or are outstanding. Our amended and restated certificate of incorporation authorizes our board of directors to, without stockholder approval, adopt resolutions providing for the issuance of preferred stock in such classes or series, with such voting powers, conversion features, designations, preferences, rights, qualifications, limitations and restrictions of each class or series of preferred stock as may be determined by our board of directors.

If we offer shares of preferred stock in the future, we will fix the designations, voting powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. In addition, the prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	conversion or exchange rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material U.S. Federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of our preferred stock may, subject to the provisions governing such outstanding preferred stock, be adversely affected in the future by the rights of holders of any new shares of preferred stock that may be issued by us in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes, including issuance in connection with a stockholders’ rights plan or with terms that may discourage a change in control of our company. The ability of our board of directors to designate series and issue shares of preferred stock without further stockholder approval may discourage or make more difficult attempts by others to acquire control of us.

Redemption.  If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable, convertible or exchangeable. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Generally, any redemption of our preferred stock will be subject to prior Federal Reserve approval. Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

If, after giving notice of redemption to the holders of a series of preferred stock, we deposit with a designated bank funds sufficient to redeem the preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert the shares into other classes of our capital stock. The prospectus supplement will set forth the redemption price relating to a particular series of preferred stock.

Except as indicated in the applicable prospectus supplement, the preferred stock is not subject to any mandatory redemption at the option of the holder.

Dividends.  Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by our board of directors out of funds legally available for dividends. The rates or amounts and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by our board of directors.

As indicated above, our primary source for the payment of dividends is dividends we receive from our direct, wholly-owned subsidiary, Hanmi Bank. Due to current restrictions on Hanmi Bank’s ability to pay dividends without prior regulatory approval under the Final Order issued by the California Department of Financial Institutions and its Written Agreement with the Federal Reserve Bank of San Francisco, our ability to pay dividends on our preferred stock will be restricted until this Memorandum of Understanding is lifted.

Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. Our board of directors may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to such series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of each series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of each series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all series of preferred stock of equal priority.

Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, holders of each series of preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock and such holders may have the right to receive an additional amount equal to any accrued but unpaid dividends. These distributions will be made before any distribution is made on our common stock or on any securities ranking junior to such preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable to holders of preferred stock of all series ranking on a parity regarding liquidation are not paid in full, the holders of the preferred stock of those series will have the right to a ratable portion of our available assets up to the full liquidation preference. Holders of those series of preferred stock or such other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights.  The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the articles of amendment to our amended and restated certificate of incorporation establishing the series of such preferred stock; and

•	as otherwise required by applicable law.

Transfer Agent and Registrar.  Unless otherwise stated in the applicable prospectus supplement, the transfer agent for any additional class or series of our preferred stock will be Computershare Limited.

Debt Securities

When we offer to sell debt securities, we will describe the specific terms of the offering and the debt securities in a supplement to this prospectus.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a stockholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as creditors of the company from such distribution) is junior to creditors of that subsidiary.

We may issue debt securities from time to time in one or more series. We may issue senior or subordinated debt securities under one or more separate indentures, which may be supplemented or amended from time to time. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior debt indenture and the subordinated debt indenture are referred to individually in this prospectus as the “indenture” and collectively as the “indentures.”

The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

The debt securities will be our direct obligations. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the accompanying prospectus supplement relating to such series of debt securities. This description will contain all or some of the following, as applicable:

•	the title of the debt securities and whether the debt securities are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the debt securities being offered, the aggregate principal amount of debt securities outstanding, and any limit on the principal amount, including the aggregate principal amount of debt securities authorized;

•	the terms and conditions, if any, upon which the debt securities are convertible into our common stock, preferred stock or other securities, including the conversion price or its manner of calculation, the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment to the conversion price and provisions affecting conversion in the event of the redemption of the debt securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount payable upon declaration of acceleration of their maturity, or, if applicable, the portion of the principal amount of the debt securities that is convertible into our capital stock, or the method for determining the portion;

•	the denominations of the debt securities, if other than denominations of an integral multiple of $1,000;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable and the amount of principal payable on the debt securities;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method for determining the rate or rates, the date or dates from which the interest will accrue or the method for determining the date or dates, the interest payment dates on which any interest will be payable and the regular record dates for the interest payment dates or the method for determining the dates, the person to whom interest should be payable, and the basis for calculating interest if other than that of a 360-day year consisting of twelve 30-day months;

•	the place or places where the principal of, and any premium or make-whole amount, any interest on, and any additional amounts payable in respect of, the debt securities will be payable, where holders of debt securities may surrender for registration of transfer or exchange, and where holders may serve notices or demands to or upon us in respect of the debt securities and the applicable indenture;

•	any provisions for the redemption of the debt securities, the period or periods within which, the price or prices, including any premium or make-whole amount, at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which the debt securities may be redeemed in whole or in part at our option, if we have the option;

•	our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which or the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to the obligation;

•	if other than United States dollars, the currency or currencies in which the debt securities will be denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies;

•	whether the amount of payments of principal of, and any premium or make-whole amount, or any interest on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices, and the manner for determining the amounts;

•	whether the principal of, and any premium or make-whole amount, or any interest or additional amounts on the debt securities are to be payable, at our election or at the election of a holder, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are to be so payable;

•	provisions, if any, granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities, whether or not the events of default or covenants are consistent with the events of default or covenants set forth in the applicable indenture;

•	whether the debt securities will be issued in certificated or book-entry form;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture;

•	whether and under what circumstances we will pay additional amounts as contemplated in the applicable indenture on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts, and the terms of the option;

•	any restrictions or condition on the transferability of the debt securities;

•	the exchanges, if any, on which the debt securities may be listed;

•	the trustee, authenticating or paying agent, transfer agent or registrar, and

•	any other material terms of the debt securities and the applicable indenture.

The indentures contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indentures. This summary is subject to and is qualified in its entirety by reference to all the provisions of the indentures, including definitions of terms used in the indentures. Your rights are defined by the terms of the indentures, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements. There may be other provisions that also are important to you.

Some of the debt securities may be issued as original issue discount debt securities (the “Original Issue Discount Securities”). Original Issue Discount Securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to U.S. Federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement and other offering material we may provide. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture pursuant to which such debt securities are issued.

Holders may transfer debt securities in definitive bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Rights

When we offer to sell rights, we will describe the specific terms of the offering and the rights in a supplement to this prospectus. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement accompanying this prospectus relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the stockholders entitled to the rights distribution, the aggregate number of rights issued and the aggregate number of shares of common stock or other securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire and any applicable U.S. Federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements or rights certificates described in a prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock or other securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the time designated in the applicable prospectus supplement on the expiration date for the rights provided in the applicable prospectus supplement. After the time designated in the applicable prospectus supplement on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or other securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Before the exercise of their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon the exercise of the rights, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agent agreement if we offer rights, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable rights agent agreement and the applicable prospectus supplement and any other offering material in their entirety.

Warrants

When we offer to sell warrants, we will describe the specific terms of the offering and the warrants in a supplement to this prospectus. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement accompanying this prospectus relating to any warrants we offer will include specific terms relating to the offering, including, among others:

•	the title and the aggregate number of warrants;

•	the debt securities or stock for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent; and

•	the exchanges, if any, on which such warrants may be listed.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

Depositary Shares

When we offer to sell depositary shares, we will describe the specific terms of the offering and the depositary shares in a supplement to this prospectus. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may offer depositary shares representing receipts for fractional interests in debt securities or fractional shares of our common or preferred stock in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of our common or preferred stock, as the case may be, and would be represented by a depositary receipt.

The debt securities, common stock or preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States, which we refer to in this prospectus as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of a share of a debt security or share of common or preferred stock, as the case may be represented by the depositary share, including any dividend, voting, redemption, conversion, and liquidation rights. If necessary, the prospectus supplement will provide a description of U.S. Federal or other income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in the debt securities or fractional shares of common or preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts will have the right to exchange them for the final depositary receipts at our expense.

The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of the applicable depositary agreement if we offer depositary shares, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable depositary agreement and the applicable prospectus supplement and any other offering material in their entirety.

Units

When we offer to sell units, we will describe the specific terms of the offering and the units in a supplement to this prospectus. We may issue units comprising one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The prospectus supplement accompanying this prospectus relating to the units we may offer will include specific terms relating to the offering, including, among others:

•	the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and

•	and whether the units will be issued in fully registered or global form.

The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable unit agreement and the applicable prospectus supplement and any other offering material in their entirety.

PLAN OF DISTRIBUTION

We may sell the securities in any one or more of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	to dealers;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including:

•	the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any delayed delivery arrangements.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act of 1933.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. Underwriters, dealers and agents may engage in transactions with us, perform services for us in the ordinary course of business.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the Nasdaq Global Select Market. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Global Select Market, subject to official notice of issuance, unless the Company’s issued and outstanding common stock at the date of the prospectus supplement is listed on another exchange. We may elect to list any series of debt securities or preferred stock, respectively, on an exchange, but we are not obligated to do

so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities or preferred stock.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or they are in compliance with an available exemption from the registration or qualification requirement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities being offered by this prospectus will be passed upon for us by Hunton & Williams, LLP, counsel to Hanmi Financial Corporation. Any underwriters will be represented by their own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Hanmi Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$75,000,000

Common Stock

Prospectus Supplement

FBR Capital Markets

          , 2011